------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                    OMB Number:      3235-0167
                                                    Expires:  October 31, 2007
                                                    Estimated average burden
                                                    hours per response....1.50
                                                  ------------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                             Commission File Number     033-36198
                                                    -----------------------

                             Tectonic Network, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

    6621 Bay Circle, Suite 170, Norcross, Georgia 30071-1250 (404) 733-5781
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, Par Value $0.01 Per Share
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                    None
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [X]      Rule 12h-3(b)(1)(i)  [ ]
             Rule 12g-4(a)(1)(ii) [ ]      Rule 12h-3(b)(1)(ii) [ ]
             Rule 12g-4(a)(2)(i)  [ ]      Rule 12h-3(b)(2)(i)  [ ]
             Rule 12g-4(a)(2)(ii) [ ]      Rule 12h-3(b)(2)(ii) [ ]
                                           Rule 15d-6           [ ]

        Approximate  number of  holders  of record  as of the  certification  or
notice date:         2
            ---------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:        7-17-2006            By: /s/ Arol R. Wolford       PRESIDENT
     --------------------------       -----------------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities and Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.





                           Persons who respond to the  collection of information
                           contained  in this form are not  required  to respond
                           unless  the  form  displays  a  currently  valid  OMB
SEC2069(12-04)             control number.